Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contacts:

Dale Hansman/dhansman@languageline.com/831-648-7436

Jeanine Faine/jeanine.faine@rbbpr.com/305-448-7450

LANGUAGE LINE SERVICES NAMES JEFFREY GRACE AS CHIEF FINANCIAL OFFICER

MONTEREY, CA – (December 8, 2006) – Language Line Services today announced the appointment of Jeffrey Grace as Chief Financial Officer and Director of Language Line Services. Grace will be responsible for supervising financial reporting, tax and legal compliance, administration and capital financing. The announcement was made by CEO Dennis Dracup.

Grace has served as Controller since he joined Language Line in October 2004. Previously he served as Vice President of Finance with Excelligence, an Education Catalog company. Earlier in his career, Grace held several positions with EAB Associates, a Los Angeles, CA. based financial consulting firm, and Deloitte & Touche. Jeff is a Certified Public Accountant in California.

“Jeffrey not only understands Language Line today, his firm guidance will be integral in helping us achieve our goals for Language Line tomorrow,” said Dennis Dracup, Language Line Services’ Chairman and Chief Executive Officer.

Grace replaces Matthew T. Gibbs who is leaving Language Line to lead a family business focused on real estate development. During his seven year tenure with the company, Gibbs not only managed the company’s finances, he also oversaw the successful sale of the company in 2004.

“Matt has played an important role in our success,” noted Dracup. “We’re going to miss Matt and wish him and his family the very best in their future endeavors.”

About Language Line Services

Language Line Services, the world’s leading provider of language services, is recognized as a trusted partner to thousands of U.S. based organizations focusing their marketing efforts on the limited English speaking community, which is growing rapidly in both size and affluence. The company provides access to the industry’s fastest service at highly competitive rates to all major sectors including government, health care, telecom, financial services and insurance by connecting them to customers, patients and sales prospects in over 170 languages. The growth of the industry has soared with increased immigration and government and regulatory compliance policies mandating organizations provide services to limited English speakers in their own languages. For more information about Language Line, Inc.’s suite of video and over-the phone interpretation services, document translation, and bilingual testing and training please call (800) 752-6096 or visit www.languageline.com.

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